EXHIBIT 99

News Release	[WILLIAMS ENERGY PARTNERS L.P. LOGO]

NYSE: WEG

Date:	July 28, 2003

Contact:	Paula Farrell
(918) 573-9233
paula.farrell@weglp.com

Williams Energy Partners Reports Second-Quarter Results

Net Income Exceeds Prior Year Excluding Transition Costs

TULSA, Okla. – Williams Energy Partners L.P. (NYSE:WEG) today announced second-quarter 2003 net income of $18.9 million, which reflects $8.4 million of transition costs associated with the recent sale by Williams (NYSE:WMB) of its majority interest in the partnership to a new entity owned jointly by Madison Dearborn Partners and Carlyle/Riverstone Holdings. Excluding these transition costs, second-quarter 2003 net income was $27.3 million compared with $24.6 million in 2002.

Operating profit for second-quarter 2003 was $28.1 million, or $36.5 million excluding transition costs, compared with $36.7 million in 2002. A reconciliation of reported operating profit and net income excluding the transition costs accompanies this release.

The 2003 transition costs in the quarter include:

•	$4.9 million for the recording of a liability for paid-time-off benefits associated with employees supporting the partnership. This liability, previously recorded on the books of Williams, will now be recorded on the books of the partnership. This non-cash expense does not impact distributable cash generated per unit in the quarter;

•	$2.9 million associated with the early vesting of units granted under the partnership’s 2001 and 2002 long-term incentive compensation plan. The early vesting resulted from the change in control of the general partner. Expenses related to the incentive compensation plan are expected to decrease by approximately $1 million during the second-half of 2003 due to this accelerated vesting; and

•	$0.6 million to prepare for separation of the partnership’s general and administrative functions from Williams.

An analysis of quarter-to-quarter variances by segment is provided below based on operating margin which is a non-GAAP measure reflecting operating profit before general and administrative expenses and depreciation. A reconciliation of operating margin to operating profit is provided in the accompanying schedules.

Williams Pipe Line system operating margin increased by $1.2 million excluding $2.5 million in transition costs. Revenue improvements due to increases in transportation tariffs and ancillary services more than offset higher power costs.

More

Page 2/3 Williams Energy Partners Announces Second-Quarter Results

Petroleum products terminals operating margin was unchanged excluding $1 million in transition costs. Increased inland terminals throughput and marine ancillary revenues offset lower marine terminal utilization resulting from temporary foreign supply disruptions.

Ammonia pipeline system operating margin increased by $0.9 million due to higher transportation volumes.

The partnership’s general and administrative expenses increased by $7 million primarily because of $4.9 million of transition costs. The remainder of the increase is largely due to the impact of higher unit prices on non-cash long-term incentive compensation accruals.

Net interest expense increased during the current period by $1.8 million reflecting higher interest rates associated with long-term debt placed in late 2002. The long-term debt replaced short-term financing used to purchase Williams Pipe Line in April 2002. The increase in interest expense was more than offset by a $4.2 million reduction in debt placement fee amortization reflected as other expense on the income statement.

Diluted earnings per unit were 75 cents for second-quarter 2003. The transition costs reduced earnings per unit by 24 cents. Excluding the transition costs, diluted earnings per unit were 99 cents for second-quarter 2003 compared with $1.05 for the same period in 2002. Earnings per unit declined even though net income increased due to a higher number of units outstanding in the current quarter. The weighted average number of limited partner units outstanding on a diluted basis was 27.2 million for the current quarter compared to 21.7 million in the second quarter of 2002.

“Revenues exceeded our expectations in our refined products terminals and ammonia pipeline segments and maintenance expenses associated with our system integrity plan were less than anticipated due to timing differences,” said Don Wellendorf, chief executive officer. “As a result, our earnings per unit significantly exceeded analyst expectations.”

For the six months ended June 30, 2003, operating profit was $66.2 million, or $74.6 million excluding the $8.4 million transition costs, compared with $65.4 million in 2002. Net income for the 2003 period was $47.9 million, or $56.3 million excluding transition costs, compared with $45.8 million in 2002. Diluted earnings per limited partner unit for the 2003 period were $1.74, or $1.98 excluding the 24 cents of transition costs, compared with $1.87 in 2002, with an average number of limited partner units outstanding of 27.3 million and 16.6 million, respectively.

Based on accounting rules, the Williams Pipe Line acquisition was treated similar to a pooling of interest which required historical financial statements to be restated to include the results from this pipeline system even though the assets were acquired in April 2002. Under these rules, per unit numbers are not restated to include results from Williams Pipe Line prior to the partnership’s ownership.

More

Page 3/3 Williams Energy Partners Announces Second-Quarter Results

The partnership also announced that it has acquired a refined products management business from Williams for $10.1 million plus inventory cost. Since acquiring the Williams Pipe Line system, the partnership had been the operator of this business for Williams on a fee basis. This business is expected to generate incremental operating profit of approximately $4 million annually.

In addition, the partnership announced that it has entered into an agreement with Kansas City Southern Railway Company (KCS) to construct a 28 mile pipeline connection to KCS’s locomotive fueling facility located at Heavener, Oklahoma. The estimated construction cost of the pipeline is $7.5 million. The project is expected to generate approximately $1.5 million in annual profit after completion in the spring of 2004.

Management currently anticipates earnings per unit between 76 and 79 cents for the third quarter and between $3.45 and $3.50 for the full-year 2003 excluding transition costs. Current analyst expectations for 2003 average $3.45 excluding transition costs. Transition costs are expected to be approximately 2 cents during the third quarter and 5 cents in the fourth quarter.

An investor call with management regarding second-quarter 2003 earnings is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 289-0468 and provide code 574533. International callers should dial (913) 981-5517 and provide the same code. A webcast also will be available at www.williamsenergypartners.com/calendar.jsp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on August 1. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The access replay code is 574533. The webcast also will be available for replay at www.williamsenergypartners.com.

About Williams Energy Partners L.P.

Williams Energy Partners L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products and ammonia.

###

Portions of this document may constitute “forward-looking statements” as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership’s filings with the Securities and Exchange Commission.

WILLIAMS ENERGY PARTNERS L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Transportation and terminals revenues:
Third party	$82,801	$90,845	$156,062	$170,308
Affiliate	8,837	4,871	16,406	13,122
Product sales revenues:
Third party	10,006	11,472	16,123	43,420
Affiliate	2,480	737	17,971	790
Affiliate management fee revenues	—	—	210	—

Total revenues	104,124	107,925	206,772	227,640

Costs and expenses:
Operating	36,815	42,350	69,011	75,709
Environmental	1,600	154	2,470	1,951
Environmental reimbursed by Williams	(1,123)	(72)	(1,123)	(1,258)
Product purchases	12,015	12,033	30,424	39,851
Depreciation and amortization	8,628	8,883	17,592	18,262
Affiliate general and administrative	9,498	16,485	22,955	26,923

Total costs and expenses	67,433	79,833	141,329	161,438

Operating profit	36,691	28,092	65,443	66,202
Interest expense:
Affiliate interest expense	—	—	407	—
Other interest expense	6,817	8,499	7,723	17,530
Interest income	(195)	(28)	(745)	(554)
Other expense	4,935	762	3,982	1,309

Income before income taxes	25,134	18,859	54,076	47,917
Provision for income taxes	506	—	8,322	—

Net income	$24,628	$18,859	$45,754	$47,917

Allocation of net income:
Portion applicable to period after April 11, 2002 as it related to the operations of Williams Pipe Line:
Limited partners’ interest	$22,721	$20,498	$30,986	$47,506
General partner’s interest	1,081	(1,639)	1,323	411

Portion applicable to partners’ interests	23,802	18,859	32,309	47,917
Portion applicable to non-partnership interests	826	—	13,445	—

Net income	$24,628	$18,859	$45,754	$47,917

Basic net income per limited partner unit	$1.05	$0.75	$1.87	$1.75

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	21,670	27,190	16,543	27,190

Diluted net income per limited partner unit	$1.05	$0.75	$1.87	$1.74

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	21,726	27,190	16,595	27,254

WILLIAMS ENERGY PARTNERS L.P.

OPERATING STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Williams Pipe Line system:
Transportation revenue per barrel shipped (cents per barrel)	95.4	99.7	92.1	98.9

Transportation barrels shipped (million barrels)	59.5	59.0	111.6	111.7

Barrel miles (billions)	18.2	17.5	32.7	33.3

Petroleum products terminals:
Marine terminal average storage capacity utilized per month (million barrels)	16.4	15.6	16.3	15.7

Marine terminal throughput (million barrels)	5.4	5.4	10.4	10.4

Inland terminal throughput (million barrels)	15.2	15.6	29.1	28.3

Ammonia pipeline system:
Volume shipped (thousand tons)	134	189	391	236

WILLIAMS ENERGY PARTNERS L.P.

OPERATING MARGINS

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Williams Pipe Line system:
Transportation and terminals revenues	$69,354	$72,339	$125,962	$137,066
Less: Operating expenses	27,630	32,120	51,269	56,662
Environmental expenses	1,600	13	2,470	1,810
Environmental expenses reimbursed by Williams	(1,123)	—	(1,123)	(1,099)

Transportation and terminals margin	41,247	40,206	73,346	79,693

Product sales revenues	12,486	11,763	34,094	40,904
Less: Product purchases	12,015	11,588	30,424	39,014

Product margin	471	175	3,670	1,890

Management fee revenue	—	—	210	—

Operating margin	$41,718	$40,381	$77,226	$81,583

Petroleum products terminals:
Transportation and terminals revenues	$19,761	$19,903	$39,608	$41,279
Less: Operating expenses	8,102	9,151	15,514	16,828
Environmental expenses	—	(102)	—	(102)
Environmental expenses reimbursed by Williams	—	132	—	132

Transportation and terminals margin	11,659	10,722	24,094	24,421

Product sales revenues	—	446	—	3,306
Less: Product purchases	—	445	—	837

Product margin	—	1	—	2,469

Operating margin	$11,659	$10,723	$24,094	$26,890

Ammonia pipeline system:
Total revenues	$2,523	$3,474	$6,898	$5,085
Less: Operating expenses	1,083	1,079	2,228	2,219
Environmental expenses	—	243	—	243
Environmental expenses reimbursed by Williams	—	(204)	—	(291)

Operating margin	$1,440	$2,356	$4,670	$2,914

Total operating margin	$54,817	$53,460	$105,990	$111,387
Less: Depreciation and amortization	8,628	8,883	17,592	18,262
General and administrative expense	9,498	16,485	22,955	26,923

Total operating profit	$36,691	$28,092	$65,443	$66,202

WILLIAMS ENERGY PARTNERS L.P.

RECONCILIATION OF EARNINGS EXCLUDING TRANSITION COSTS

(In millions, except per unit amounts)

(Unaudited)

	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003
Operating Profit Reconciliation:
Operating Profit, as reported	$28.1	$66.2
Transition Costs:
Operating expenses:
Paid-time-off benefits:
Williams Pipe Line system	2.5	2.5
Petroleum products terminals	1.0	1.0

Total operating expense transition costs	3.5	3.5
General and administrative:
Paid-time-off benefits	1.4	1.4
Incentive compensation early vesting	2.9	2.9
Separation from Williams	0.6	0.6

Total general and administrative transition costs	4.9	4.9

Operating profit excluding transition costs	$36.5	$74.6

Net Income Reconciliation:
Net Income, as reported	$18.9	$47.9

Diluted earnings per unit, as reported	$0.75	$1.74

Transition Costs:
Operating expenses:
Paid-time-off benefits:
Williams Pipe Line system	2.5	2.5
Petroleum products terminals	1.0	1.0

Total operating expense transition costs	3.5	3.5
General and administrative:
Paid-time-off benefits	1.4	1.4
Incentive compensation early vesting	2.9	2.9
Separation from Williams	0.6	0.6

Total general and administrative transition costs	4.9	4.9

Net income excluding transition costs	$27.3	$56.3

Diluted earnings per unit excluding transition costs	$0.99	$1.98